Exhibit 10.15

Amendment No. 7
Pfizer Supplemental Savings Plan (the “PSSP”)
(Amended and Restated as of January 1, 2016)

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(New material underlined; deletions crossed out)

1. Section 3.3 shall be amended to read as follows:
3.3    Amendment or Suspension of Election. Except as otherwise provided in this Section 3.3, once made, a Member may not change his or her existing Excess Regular Earnings Deferrals election under this Plan during the Plan Year until the next Annual Enrollment. Notwithstanding the foregoing, if a Member ~~receives a hardship withdrawal under the Qualified Plan,~~ incurs a Disability or obtains a distribution under Section 6.4 on account of an Unforeseeable Emergency during a year, his or her Excess Regular Earnings Deferral election shall be cancelled.